UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report August 26, 2005
(Date of earliest event reported)

MidAmerican Energy Holdings Company
(Exact name of registrant as specified in its charter)

Iowa	0-25551	94-2213782
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

666 Grand Avenue, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(515) 242-4300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 26, 2005, MidAmerican Energy Holdings Company (“MidAmerican”) entered into a $400.0 million credit facility pursuant to the terms and conditions of a Credit Agreement (the “Credit Agreement”), by and among MidAmerican, as borrower, the Banks and other financial institutions parties thereto, as Banks, JPMorgan Chase Bank, N.A., as L/C Issuer, Union Bank of California, N.A., as Administrative Agent, The Royal Bank of Scotland PLC, as Syndication Agent, and ABN Amro Bank N.V., JPMorgan Chase Bank, N.A. and BNP Paribas as Co-Documentation Agents. The Credit Agreement is unsecured and has a termination date of August 26, 2010. To date, MidAmerican has not made any borrowings under the Credit Agreement; however, the aggregate amount of letters of credit issued under the Credit Agreement is $49.8 million. Upon the occurrence of certain events of default, all outstanding obligations of MidAmerican under the Credit Agreement will immediately become due and payable, and upon the occurrence of other events of default, all such outstanding obligations may be declared to be immediately due and payable and MidAmerican may be required to provide cash collateral.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1
Credit Agreement, dated August 26, 2005, by and among MidAmerican Energy Holdings Company, as Borrower, The Banks and Other Financial Institutions Parties Hereto, as Banks, JPMorgan Chase Bank, N.A., as L/C Issuer, Union Bank of California, N.A., as Administrative Agent, The Royal Bank of Scotland PLC, as Syndication Agent, and ABN Amro Bank N.V., JPMorgan Chase Bank, N.A. and BNP Paribas as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidAmerican Energy Holdings Company
(Registrant)
Date: September 1, 2005
/s/ Douglas L. Anderson
Douglas L. Anderson
Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1
Credit Agreement, dated August 26, 2005, by and among MidAmerican Energy Holdings Company, as Borrower, The Banks and Other Financial Institutions Parties Hereto, as Banks, JPMorgan Chase Bank, N.A., as L/C Issuer, Union Bank of California, N.A., as Administrative Agent, The Royal Bank of Scotland PLC, as Syndication Agent, and ABN Amro Bank N.V., JPMorgan Chase Bank, N.A. and BNP Paribas as Co-Documentation Agents.